Exhibit 9.3

NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL (WHICH MAY BE THE LEGAL COUNSEL OPINION (AS DEFINED IN THE SPA)), IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144, RULE 144A OR REGULATION S UNDER SAID ACT OR OTHER APPLICABLE EXEMPTION. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

Principal Amount: $1,354,210	Effective Date: October 27, 2023
Actual Amount of Purchase Price: $1,083,368

CONSOLIDATED AMENDED AND RESTATED PROMISSORY NOTE (this “Note”)

FOR VALUE RECEIVED, CAN B̅ CORP., a Florida corporation (hereinafter called the “Borrower”) (Trading Symbol: CANB), hereby promises to pay to the order of Walleye Opportunities Master Fund Ltd, a Cayman Islands exempted company with limited liability, or its registered assigns (the “Holder”), in the form of lawful money of the United States of America, the principal sum of $1,354,210.00 (the “Principal Amount”), of which $1,083,368 is the actual amount of the purchase price (the “Consideration”) hereof plus an original issue discount in the amount of $270,842 (the “OID”) (subject to adjustment herein) on the date the same becomes due and payable, whether at maturity or upon acceleration or by prepayment or otherwise, as further provided herein. The entire Principal Amount, together with any accrued and unpaid Default Interest and any other unpaid fees or other amounts outstanding under this Note shall be due and payable on October 27, 2024 (the “Maturity Date”), or on such earlier date as all or any portion of the Principal Amount, any such accrued and unpaid Default Interest and/or any such other unpaid fees and/or other amounts outstanding under this Note may be due and payable in accordance with the terms of this Note, whether upon acceleration or otherwise in accordance with the terms of this Note.

Reference is made to that certain Securities Purchase Agreement, dated as of October 26, 2023, by and between the Borrower and the Holder (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “SPA”), pursuant to which the Borrower and the Holder have agreed, among other things, on the terms and subject to the conditions set forth therein, to (a) consolidate (i) that certain promissory note of the Borrower dated as of August 30, 2022 in the original principal amount of $385,000, issued by the Borrower in favor of the Holder (the “$385,000 Walleye Note”), (ii) that certain 20% Original Issue Discount Promissory Note of the Borrower dated as of May 17, 2023 in the original principal amount of $437,500, issued by the Borrower in favor of the Holder (the “$437,500 Walleye Note”), (iii) that certain $100,000 Unsecured Promissory Note of the Borrower dated as of August 5, 2022, by and between the Borrower as borrower and Emergent Health Corp., a Wyoming corporation (“Emergent”) as lender (the “$100,000 Walleye Note”), which $100,000 Walleye Note was purchased by the Holder from Emergent pursuant to that certain Note Purchase Agreement, dated as of August 3, 2023, by and between Emergent as seller and the Holder as purchaser (the “Emergent NPA”), and (iv) that certain $250,000 Unsecured Promissory Note of the Borrower dated as of August 18, 2022, by and between the Borrower as borrower and Emergent as lender, which $250,000 Unsecured Promissory Note was purchased by the Holder from Emergent pursuant to the Emergent NPA (the “$250,000 Walleye Note”, together with the $385,000 Walleye Note, the $437,500 Walleye Note and the $100,000 Walleye Note, each as amended, restated, amended and restated, supplemented or otherwise modified from time to time, collectively, the “Original Notes”), and the indebtedness evidenced by the Original Notes, to form a single note evidencing a principal indebtedness of $1,354,210 (reflecting the aggregate outstanding principal of the Original Notes and accrued interest thereon as of the Effective Date), and (b) to amend and restate such Original Notes, as so consolidated, on the terms and conditions hereinafter set forth. This Note consolidates, amends, restates and supersedes in their entirety the Original Notes. The Borrower and the Holder hereby confirm and agree that (i) upon execution and delivery of this Note, the Original Notes shall have no further force or effect and (ii) the principal amount outstanding under this Note as of the Effective Date is the Principal Amount set forth in the introductory paragraph of this Note.

This Note may not be prepaid or repaid in whole or in part except as otherwise explicitly set forth herein.

All payments due hereunder (to the extent not converted into shares of common stock, nil par value per share, of the Borrower (the “Common Stock”) in accordance with the terms hereof) shall be made in lawful money of the United States of America. As used herein, “$” or “Dollars” means United States Dollars. All payments shall be made at such address as the Holder shall hereafter give to the Borrower by written notice made in accordance with the provisions of this Note. Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a Business day, the same shall instead be due on the next succeeding day which is a Business day.

Each capitalized term used herein, and not otherwise defined, shall have the meaning ascribed thereto in the SPA. As used in this Note, the term “Effective Date” means October 27, 2023 (i.e. the date first written above). As used in this Note, the term “Business Day” shall mean any day other than a Saturday, Sunday or a day on which commercial banks in the city of New York, New York are authorized or required by law or executive order to remain closed; provided, for the avoidance of doubt, that no such commercial banks shall be considered to be authorized or required by law or executive order to remain closed as a result of “stay at home”, “shelter-in-place”, “non-essential employee” or other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems (including for wire transfers) of such commercial banks are generally open for sue by customers on such day. As used herein, the term “Trading Day” means any day that shares of Common Stock are listed for trading or quotation on the Principal Market, provided, however, that if the Common Stock is not then listed or quoted on any Principal Market, then any calendar day. “Principal Market” shall mean the principal securities exchange or trading market where the Common Stock is listed or traded, including but not limited to any tier of the OTC Markets, any tier of the NASDAQ Stock Market (including NASDAQ Capital Market), or the NYSE American, or any successor to such markets.

This Note is free from all taxes, liens, claims and encumbrances with respect to the issue thereof and shall not be subject to preemptive rights or other similar rights of shareholders of the Borrower and will not impose personal liability upon the holder thereof.

The following terms shall also apply to this Note:

ARTICLE I. CONVERSION RIGHTS

1.1 Conversions.

(a) At any time after the Effective Date until this Note is no longer outstanding, this Note (including the outstanding Principal Amount of this Note, any accrued and unpaid Default Interest and any other obligation of the Borrower payable under Section 3.2(a) the payment of which the Holder elects to accept in Common Stock) shall be convertible, in whole or in part, into shares of Common Stock at the option of the Holder, at any time and from time to time (subject to the conversion limitations set forth in this Article I). The Holder shall effect such conversions (“Conversions”) by delivering to the Borrower or the Borrower’s transfer agent a notice of conversion, (i) in the case of any Conversion effected prior to the occurrence of any Event of Default, the form of which is attached hereto as Annex A-1, specifying therein the principal amount of this Note to be converted and the date on which such Conversion shall be effected (such date, the “Conversion Date”), or in the case of any Conversion effected upon or after the occurrence of any Event of Default, the form of which is attached hereto as Annex A-2, specifying therein the principal amount of this Note to be converted (including any principal amount of this Note included in any Default Amount of this Note to be so converted), any accrued and unpaid Default Interest and any other obligation of the Borrower payable under Section 3.2(a) the payment of which the Holder elects to accept in Common Stock to be converted, and the Conversion Date on which such Conversion shall be effected (each such notice of conversion described under either of the foregoing clauses (i) or (ii) of this sentence, a “Notice of Conversion”), and which Notice of Conversion shall be delivered to the Borrower or the Borrower’s transfer agent in the manner set forth in Section 1.4(a); provided, notwithstanding anything to the contrary set forth herein, the Conversion Date with respect to any Conversion effected pursuant to delivery of any Notice of Conversion (including any Notice of Conversion specifying a particular Conversion Date and any Notice of Conversion that does not specify a Conversion Date) shall be determined in accordance with Section 1.4(a). No ink-original Notice of Conversion shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Conversion form be required. Conversions hereunder, (i) in the case of any Conversion effected prior to the occurrence of any Event of Default, shall have the effect of lowering the amount of outstanding principal amount of this Note in an amount equal to the applicable principal amount so converted, or (ii) in the case of any Conversion effected upon or after the occurrence of any Event of Default, shall have the effect of lowering the amount of outstanding obligation(s) of the Borrower payable under Section 3.2(a) by an amount equal to the applicable amount of any outstanding obligation(s) of the Borrower payable under Section 3.2(a) the payment of which the Holder elects to accept in Common Stock.

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(b) Conversion Price. Conversions of this Note pursuant to this Section 1.1 and/or Section 3.2(a) shall be effected at a conversion price equal to the Conversion Price. As used in this Note, the term “Conversion Price” means, with respect to any Conversion, a price per share of the Borrower’s Common Stock, equal to 90% of the lowest daily VWAP of the Common Stock during the fifteen (15) Trading Day period prior to the Conversion Date with respect to such Conversion; provided; notwithstanding anything to the contrary set forth in this Section 1.1, the Conversion Price shall be subject to adjustment in accordance with the terms and conditions of this Note, including without limitation upon the occurrence of an Event of Default as set forth in Section 3.2(a) and upon the occurrence of certain events as set forth in Section 1.6. Subject to Section 1.4(f), the number of shares of Common Stock issuable to the Holder upon any Conversion pursuant to this Section 1.1 and/or Section 3.2(a) as applicable, shall be equal to the ratio calculated by dividing (A) the amount in Dollars of the outstanding obligations of the Borrower under this Note elected by the Holder to be converted (which for the avoidance of doubt, shall (i) in the case of any Conversion effected prior to the occurrence of any Event of Default, be limited to the outstanding Principal Amount under this Note at the time of such Conversion, and (ii) in the case of any Conversion effected upon or after the occurrence of any Event of Default, may include any obligation of the Borrower payable under Section 3.2(a) the payment of which the Holder elects to accept in Common Stock, including without limitation the Default Amount) by (B) the Conversion Price.

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (i) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (ii) if the Common Stock is not then listed or quoted for trading on OTCQB or OTCQX or any other Trading Market, and if prices for the Common Stock are then reported on The Pink Open Market (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (iii) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Holder and reasonably acceptable to the Borrower, the fees and expenses of which shall be paid by the Borrower. “Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, OTCQB or OTCQX (or any successors to any of the foregoing).

1.2 Conversion Schedule; Records. The Holder and the Borrower shall maintain a Conversion Schedule showing the principal amount(s) converted (and as applicable, any other obligations of the Borrower under this Note converted, including without limitation, the amount of any accrued and unpaid Default Interest and any other obligation of the Borrower payable under Section 3.2(a) the payment of which the Holder elects to accept in Common Stock) and the date of any and all Conversion(s) effected. The Borrower may deliver an objection to any Notice of Conversion within one (1) Business Day of delivery by the Holder of such Notice of Conversion. In the event of any dispute or discrepancy, the records of the Holder shall be controlling and determinative in the absence of manifest error.

1.3 Authorized and Reserved Shares. The Borrower covenants that at all times until the Note is satisfied in full, the Borrower will reserve from its authorized and unissued Common Stock a sufficient number of shares, free from preemptive rights, to provide for the issuance of a number of Conversion Shares equal to the product calculated by multiplying (A) the sum of the number of Conversion Shares issuable upon the full conversion of this Note (assuming no payment of Principal Amount or interest) at the time of such calculation (taking into consideration any adjustments to the Conversion Price as provided in this Note) by (B) three (3) (the “Reserved Amount”). The Borrower represents that upon issuance, the Conversion Shares will be duly and validly issued, fully paid and non-assessable. The Borrower (i) acknowledges that it has irrevocably instructed its transfer agent to issue certificates for the Conversion Shares or instructions to have the Conversion Shares issued as contemplated by Section 1.4(e) hereof, and (ii) agrees that its issuance of this Note shall constitute full authority to its officers and agents who are charged with the duty of executing stock certificates or cause the Borrower to electronically issue shares of Common Stock to execute and issue the necessary certificates for the Conversion Shares or cause the Conversion Shares to be issued as contemplated by Section 1.4(e) hereof in accordance with the terms and conditions of this Note.

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If, at any time the Borrower does not maintain the Reserved Amount it will be considered an Event of Default (as defined in this Note) under Section 3.1(c) of this Note. If, on any date, the number of authorized but unissued (and otherwise unreserved) shares of Common Stock is less than the Reserved Amount on such date, then the board of directors of the Borrower shall use commercially reasonable efforts to amend the Borrower’s certificate or articles of incorporation to increase the number of authorized but unissued shares of Common Stock to at least the Reserved Amount at such time, as soon as possible and in any event not later than the 90th day after such date. The Borrower shall, if applicable: (A) in the time and manner required by the Principal Market, prepare and file with such Principal Market an additional shares listing application covering a number of shares of Common Stock, equal to or greater than the Reserved Amount if such application is made within 45 days of the Effective Date, (B) take all steps necessary to cause such shares of Common Stock to be approved for listing or quotation on such Principal Market as soon as possible thereafter, (C) provide to the Holder evidence of such listing or quotation and (D) maintain the listing or quotation of a number of shares of such Common Stock on such Principal Market or another Principal Market on any date equal to or greater than the Reserved Amount if such date is within 45 days of the Effective Date. The Borrower agrees to maintain the eligibility of the Common Stock for electronic transfer through the DTC or another established clearing corporation, including, without limitation, by timely payment of fees to the DTC or such other established clearing corporation in connection with such electronic transfer.

1.4 Method of Conversion.

(a) Mechanics of Conversion. Conversions of this Note may be effected by the Holder pursuant to Section 1.1 and/or Section 3.2(a) by Holder’s submission to the Borrower or the Borrower’s transfer agent of a Notice of Conversion sent via by facsimile, e-mail or other reasonable means of communication. The Conversion Date specified in the Notice of Conversion shall be the Conversion Date with respect to the applicable Conversion so long as the Notice of Conversion is sent to the Borrower or the Borrower’s transfer via by facsimile, e-mail or other reasonable means of communication before 5:30 p.m. (New York City time), on such date specified in the Notice of Conversion. Any Notice of Conversion submitted after 5:30 p.m. (New York City time) on any given date shall be deemed to have been delivered and received on the next Trading Day, which date shall be deemed to be the Conversion Date with respect to the applicable Conversion effected pursuant to such Notice of Conversion regardless of the Conversion Date specified in the Notice of Conversion. If no Conversion Date is specified in a Notice of Conversion, the Conversion Date with respect to the applicable Conversion shall be deemed to be (i) the date that such Notice of Conversion is sent to the Borrower or the Borrower’s transfer via by facsimile, e-mail or other reasonable means of communication, if such Notice of Conversion is sent to the Borrower or the Borrower’s transfer via by facsimile, e-mail or other reasonable means of communication before 5:30 p.m. (New York City time) on such date or (ii) the next Trading Day immediately following the date that such Notice of Conversion is sent to the Borrower or the Borrower’s transfer via by facsimile, e-mail or other reasonable means of communication, if such Notice of Conversion is sent to the Borrower or the Borrower’s transfer via by facsimile, e-mail or other reasonable means of communication after 5:30 p.m. (New York City time) on such date.

(b) Surrender of Note Upon Conversion. Notwithstanding anything to the contrary set forth herein, upon conversion of this Note in accordance with the terms hereof, the Holder shall not be required to physically surrender this Note to the Borrower unless the entire unpaid Principal Amount of this Note (together with any accrued and unpaid Default Interest, and any other obligation of the Borrower payable under Section 3.2(a) the payment of which the Holder elects to accept in Common Stock, and any other fee or other amount permitted to be converted pursuant to this Note) has been so converted and all obligations of the Borrower owing under this Note have been paid in full, including without limitation any accrued and unpaid Default Interest and any other fees and/or other amounts owing by the Borrower under this Note. The Holder and the Borrower shall maintain records showing the Principal Amount (and, as applicable, the amount of any accrued and unpaid Default Interest, any other obligation of the Borrower payable under Section 3.2(a) the payment of which the Holder elects to accept in Common Stock, and any other fee or other amount permitted to be converted pursuant to this Note) so converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the Holder and the Borrower, so as not to require physical surrender of this Note upon each such conversion. In the event of any dispute or discrepancy, such records of the Holder shall be controlling and determinative in the absence of manifest error. Notwithstanding the foregoing, if any portion of this Note is converted as aforesaid, the Holder may not transfer this Note unless the Holder first physically surrenders this Note to the Borrower, whereupon the Borrower will forthwith issue and deliver upon the order of the Holder a new Note of like tenor, registered as the Holder (upon payment by the Holder of any applicable transfer taxes) may request, representing in the aggregate the remaining unpaid Principal Amount of this Note (together with any accrued and unpaid Default Interest and any other obligations of the Borrower then owing under this Note, including without limitation any fees and/or other amounts then owing by the Borrower under this Note). The Holder and any assignee, by acceptance of this Note, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of a portion of this Note, the unpaid and unconverted Principal Amount of this Note represented by this Note may be less than the amount stated on the face hereof.

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(c) Payment of Taxes and Expenses. The Borrower shall not be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock or other securities or property on conversion of this Note in a name other than that of the Holder (or in street name), and the Borrower shall not be required to issue or deliver any such shares or other securities or property unless and until the person or persons (other than the Holder or the custodian in whose street name such shares are to be held for the Holder’s account) requesting the issuance thereof shall have paid to the Borrower the amount of any such tax or shall have established to the satisfaction of the Borrower that such tax has been paid. Notwithstanding the foregoing, the issuance of Conversion Shares on conversion of this Note shall be made without charge to the Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such Conversion Shares. The Borrower shall pay all transfer agent fees required for same-day processing of any Notice of Conversion and all fees to the DTC (or another established clearing corporation performing similar functions) required for same-day electronic delivery of the Conversion Shares. The Borrower shall pay all attorney fees required for the issuance of attorney legal opinions for removal of restrictive legends on Conversion Shares.

(d) Delivery of Common Stock Upon Conversion. Upon receipt by the Borrower or the Borrower’s transfer agent from the Holder of any Notice of Conversion submitted in accordance with Section 1.4(a) and otherwise meeting the requirements for conversion as provided in this Section 1.4, the Borrower shall issue and deliver or cause to be issued and delivered to or upon the order of the Holder certificates for the applicable Conversion Shares (or cause the electronic delivery of such Conversion Shares as contemplated by Section 1.4(f) hereof) within one (1) Trading Day after such receipt (any such date, a “Deadline”). If the Borrower shall fail for any reason or for no reason to issue to the Holder on or prior to the applicable Deadline a certificate for the number of Conversion Shares or to which the Holder is entitled hereunder and register such Conversion Shares on the Borrower’s share register or to credit the Holder’s balance account with DTC (as defined below) for such number of Conversion Shares to which the Holder is entitled upon any Conversion of this Note (a “Conversion Failure”), then, in addition to all other remedies available to the Holder, (i) the Borrower shall pay in cash to the Holder on each day after such Deadline and during such Conversion Failure an amount equal to 2.0% of the product of (A) the sum of the number of Conversion Shares not issued to the Holder on or prior to the applicable Deadline and to which the Holder is entitled and (B) the VWAP of the Common Stock on the Trading Day immediately preceding the last possible date which the Borrower could have issued such Conversion Shares to the Holder without violating this Section 1.5(d); and (ii) upon written notice to the Borrower, the Holder may void all or any portion of the Notice of Conversion submitted by the Holder to effect such Conversion; provided that the voiding of all or any portion of any Notice of Conversion shall not affect the Borrower’s obligations to make any payments which have accrued prior to the date of such notice. In addition to the foregoing, if on or prior to the applicable Deadline, the Borrower shall fail to issue and deliver a certificate to the Holder and register such Conversion Shares on the Borrower’s share register or credit the Holder’s balance account with DTC for the number of Conversion Shares to which the Holder is entitled upon any Conversion of this Note or pursuant to the Borrower’s obligation pursuant to clause (ii) below, and if on or after such Trading Day the Holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Holder of shares of Common Stock issuable upon such Conversion of this Note that the Holder anticipated receiving from the Borrower, then the Borrower shall, within two (2) Trading Days after the Holder’s request and in the Holder’s discretion, either (i) pay cash to the Holder in an amount equal to the Holder’s total purchase price (including brokerage commissions and other reasonable and customary out-of-pocket expenses, if any) for the shares of Common Stock so purchased (the “Buy-In Price”), at which point the Borrower’s obligation to deliver such certificate (and to issue such Conversion Shares) or credit such Holder’s balance account with DTC for such Conversion Shares shall terminate, or (ii) promptly honor its obligation to deliver to the Holder a certificate or certificates representing such Conversion Shares or credit such Holder’s balance account with DTC and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of shares of Common Stock multiplied by (B) the closing sales price of the Common Stock on the date of applicable Deadline. Nothing shall limit the Holder’s right to pursue any other remedies available to it hereunder, at law or in equity, including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Borrower’s failure to timely deliver certificates representing the Conversion Shares (or to electronically deliver such Conversion Shares) upon the conversion of this Note as required pursuant to the terms hereof.

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(e) Obligation to Deliver Common Stock. Upon receipt by the Borrower or the Borrower’s transfer agent from the Holder of any Notice of Conversion submitted in accordance with Section 1.4(a) and otherwise meeting the requirements for conversion as provided in this Section 1.4, the Holder shall be deemed to be the holder of record of the Conversion Shares issuable upon the Conversion of the Principal Amount (and, as applicable any accrued and unpaid Default Interest and any other obligation of the Borrower payable under Section 3.2(a) the payment of which the Holder elects to accept in Common Stock pursuant to such Conversion) effected pursuant to the submission of such Notice of Conversion, the outstanding Principal Amount under this Note (and, as applicable, any accrued and unpaid Default Interest and any other obligation of the Borrower payable under Section 3.2(a) the payment of which the Holder elects to accept in Common Stock pursuant to such Conversion) shall be reduced to reflect such Conversion in accordance with Section 1.1, and, unless the Borrower defaults on any of its obligations under this Article I (including without limitation, delivery of the Conversion Shares with respect to such Conversion by the applicable Deadline with respect to such Conversion), all rights with respect to the portion of the Principal Amount of this Note (and, as applicable, any accrued and unpaid Default Interest and any other obligation of the Borrower payable under Section 3.2(a) the payment of which the Holder elects to accept in Common Stock pursuant to such Conversion) being so converted shall forthwith terminate except the right of the Holder to receive the Common Stock or other securities, cash or other assets, as herein provided, on such Conversion. If the Holder shall have submitted a Notice of Conversion as provided herein, the Borrower’s obligation to issue and deliver the certificates for the Conversion Shares (or cause the electronic delivery of the Conversion Shares as contemplated by Section 1.4(f) hereof) shall be absolute and unconditional, irrespective of the absence of any action by the Holder to enforce the same, any waiver or consent with respect to any provision thereof, the recovery of any judgment against any person or any action to enforce the same, any failure or delay in the enforcement of any other obligation of the Borrower to the holder of record, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder of any obligation to the Borrower, and irrespective of any other circumstance which might otherwise limit such obligation of the Borrower to the Holder in connection with such conversion. The Conversion Date with respect to any Conversion shall be determined in accordance with Section 1.4(a) hereof.

(ii) Delivery of Conversion Shares by Electronic Transfer. Not later than the applicable Deadline with respect to any Conversion Shares issuable upon any Conversion of this Note, upon request of the Holder and its compliance with the provisions contained in (i) this Section 1.4 and (ii) Section 1.1 (with respect to any Conversion effected pursuant to Section 1.1 and/or Section 3.2(a), the Borrower shall cause the Conversion Shares required to be issued hereunder pursuant to such Conversion to be electronically transmitted by the Borrower’s transfer agent to the Holder by crediting the account of the Holder’s or its designee’s balance account with the Depository Trust Company (“DTC”) through its Deposit Withdrawal Agent Commission, provided the Borrower is participating in the DTC’s Fast Automated Securities Transfer or Deposit/Withdrawal at Custodian programs and either (A) there is an effective registration statement permitting the issuance of the Conversion Shares to or resale of the Conversion Shares by the Holder or (B) the requisite holding period provided by Rule 144 for the resale of the Conversion Shares by the Holder has been satisfied, and otherwise by delivery of a certificate, registered in the Borrower’s share register in the name of the Holder or its designee.

(f) Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of this Note. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such conversion, the Borrower shall at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Conversion Price or round up to the next whole share.

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1.5 Concerning the Shares. The Conversion Shares issuable upon conversion of this Note may not be sold or transferred unless (i) such shares are sold pursuant to an effective registration statement under the 1933 Act or (ii) the Borrower or its transfer agent shall have been furnished with an opinion of counsel (which opinion shall be the Legal Counsel Opinion (as defined in the SPA)) to the effect that the shares to be sold or transferred may be sold or transferred pursuant to an exemption from such registration or (iii) such shares are sold or transferred pursuant to Rule 144, Rule 144A, Regulation S, or other applicable exemption, or (iv) such shares are transferred to an “affiliate” (as defined in Rule 144) of the Borrower who agrees to sell or otherwise transfer the shares only in accordance with this Section 1.5 and who is an Accredited Investor (as defined in the SPA). Except as otherwise provided in the SPA (and subject to the removal provisions set forth below), until such time as the Conversion Shares have been registered under the 1933 Act or otherwise may be sold pursuant to Rule 144, Rule 144A, Regulation S, or other applicable exemption without any restriction as to the number of securities as of a particular date that can then be immediately sold, each certificate for the Conversion Shares that has not been so included in an effective registration statement or that has not been sold pursuant to an effective registration statement or an exemption that permits removal of the legend, shall bear a legend substantially in the following form, as appropriate:

“NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE EXERCISABLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL (WHICH MAY BE THE LEGAL COUNSEL OPINION (AS DEFINED IN THE SPA)), IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144, RULE 144A, REGULATION S UNDER SAID ACT, OR OTHER APPLICABLE EXEMPTION. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.”

The legend set forth above shall be removed and the Borrower shall issue to the Holder a certificate for the applicable Conversion Shares without such legend upon which it is stamped or (as requested by the Holder) issue the applicable Conversion Shares by electronic delivery by crediting the account of such holder’s broker with DTC, if, unless otherwise required by applicable state securities laws: (a) such Conversion Shares are registered for sale under an effective registration statement filed under the 1933 Act or otherwise may be sold pursuant to Rule 144, Rule 144A, Regulation S, or other applicable exemption without any restriction as to the number of securities as of a particular date that can then be immediately sold, or (b) the Borrower or the Holder provides the Legal Counsel Opinion (as contemplated by and in accordance with Section 4(n) of the SPA) to the effect that a public sale or transfer of such Conversion Shares may be made without registration under the 1933 Act, which opinion shall be accepted by the Borrower so that the sale or transfer is effected. The Borrower shall be responsible for the fees of its transfer agent and all DTC fees associated with any such issuance. The Holder agrees to sell all Conversion Shares, including those represented by a certificate(s) from which the legend has been removed, in compliance with applicable prospectus delivery requirements, if any. In the event that the Borrower does not accept the opinion of counsel provided by the Holder with respect to the transfer of Conversion Shares pursuant to an exemption from registration, such as Rule 144, Rule 144A, Regulation S, or other applicable exemption, at any Deadline, notwithstanding that the conditions of Rule 144, Rule 144A, Regulation S, or other applicable exemption, as applicable, have been met, it will be considered an Event of Default under Section 3.1(c) of this Note.

1.6 Effect of Certain Events.

(a) Effect of Merger, Consolidation, Etc. At the option of the Holder, the sale, conveyance or disposition of all or substantially all of the assets of the Borrower, or the consolidation, merger or other business combination of the Borrower with or into any other Person (as defined below) or Persons whereby the Borrower is not the survivor shall either: (i) be deemed to be an Event of Default pursuant to which the Borrower shall be required to pay to the Holder upon the consummation of and as a condition to such transaction an amount equal to the Default Amount (as defined in this Note) or (ii) be treated pursuant to Section 1.6(b) hereof. “Person” shall mean any individual, corporation, limited liability company, partnership, association, trust or other entity or organization.

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(b) Adjustment Due to Merger, Consolidation, Etc. If, at any time when this Note is issued and outstanding and prior to conversion of all of this Note, there shall be any merger, consolidation, exchange of shares, recapitalization, reorganization, or other similar event, as a result of which shares of Common Stock of the Borrower shall be changed into the same or a different number of shares of another class or classes of stock or securities of the Borrower or another entity, or in case of any sale or conveyance of all or substantially all of the assets of the Borrower other than in connection with a plan of complete liquidation of the Borrower, then the Holder of this Note shall thereafter have the right to receive upon conversion of this Note, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore issuable upon conversion, such stock, securities or assets which the Holder would have been entitled to receive in such transaction had this Note been converted in full immediately prior to such transaction (without regard to any limitations on conversion set forth herein), and in any such case appropriate provisions shall be made with respect to the rights and interests of the Holder of this Note to the end that the provisions hereof (including, without limitation, provisions for adjustment of the Conversion Price and of the number of shares issuable upon conversion of the Note) shall thereafter be applicable, as nearly as may be practicable in relation to any securities or assets thereafter deliverable upon the conversion hereof. The Borrower shall not effectuate any transaction described in this Section 1.6(b) unless (a) it first gives, to the extent practicable, at least thirty (30) days prior written notice (but in any event at least fifteen (15) days prior written notice) of the record date of the special meeting of shareholders to approve, or if there is no such record date, the consummation of, such merger, consolidation, exchange of shares, recapitalization, reorganization or other similar event or sale of assets (during which time the Holder shall be entitled to convert this Note) and (b) the resulting successor or acquiring entity (if not the Borrower) assumes by written instrument the obligations of this Section 1.6(b). The above provisions shall similarly apply to successive consolidations, mergers, sales, transfers or share exchanges.

(c) Adjustment Due to Distribution. If the Borrower shall declare or make any distribution of its assets (or rights to acquire its assets) to holders of Common Stock as a dividend, stock repurchase, by way of return of capital or otherwise (including any dividend or distribution to the Borrower’s shareholders in cash or shares (or rights to acquire shares) of capital stock of a Subsidiary (i.e., a spin-off)) (a “Distribution”), then the Holder of this Note shall be entitled, upon any conversion of this Note after the date of record for determining shareholders entitled to such Distribution, to receive the amount of such assets which would have been payable to the Holder with respect to the shares of Common Stock issuable upon such conversion had such Holder been the holder of such shares of Common Stock on the record date for the determination of shareholders entitled to such Distribution.

(d) Purchase Rights. If, at any time when all or any portion of this Note is issued and outstanding, the Borrower issues any convertible securities or rights to purchase stock, warrants, securities or other property (the “Purchase Rights”) pro rata to the record holders of any class of Common Stock, then the Holder of this Note will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such Holder could have acquired if such Holder had held the number of shares of Common Stock acquirable upon complete conversion of this Note (without regard to any limitations on conversion contained herein) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

(e) Dilutive Issuance. If the Borrower, at any time while this Note or any amounts due hereunder are outstanding, issues, sells or grants (or has issued, sold or granted as of the Effective Date, as the case may be) any option to purchase, or sells or grants any right to reprice, or otherwise disposes of, or issues (or has sold or issued, as the case may be, or announces any sale, grant or any option to purchase or other disposition), any Common Stock or other securities convertible into, exercisable for, or otherwise entitle any person or entity the right to acquire, shares of Common Stock (including, without limitation, upon conversion of this Note, and any convertible notes or warrants outstanding as of or following the Effective Date), in each or any case at an effective price per share that is lower than the then Conversion Price (such lower price, the “Base Conversion Price” and such issuances, collectively, a “Dilutive Issuance”) (it being agreed that if the holder of the Common Stock or other securities so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights per share which are issued in connection with such issuance, be entitled to receive shares of Common Stock at an effective price per share that is lower than the Conversion Price, such issuance shall be deemed to have occurred for less than the Conversion Price on such date of the Dilutive Issuance), then the Conversion Price shall be reduced, at the option of the Holder, to a price equal to the Base Conversion Price. Such adjustment shall be made whenever such Common Stock or other securities are issued. By way of example, and for the avoidance of doubt, if the Borrower issues a convertible promissory note (including but not limited to a Variable Rate Transaction), and the holder of such convertible promissory note has the right to convert it into Common Stock at an effective price per share that is lower than the then Conversion Price (including but not limited to a conversion price with a discount that varies with the trading prices of or quotations for the Common Stock), then the Holder has the right to reduce the Conversion Price to such Base Conversion Price (including but not limited to a conversion price with a discount that varies with the trading prices of or quotations for the Common Stock) in perpetuity regardless of whether the holder of such convertible promissory note ever effectuated a conversion at the Base Conversion Price. In the event of an issuance of securities involving multiple tranches or closings, any adjustment pursuant to this Section 1.6(e) shall be calculated as if all such securities were issued at the initial closing. Notwithstanding the foregoing, the Holder may only enforce its rights under this Section 1.6(e) after the date that is one hundred eighty (180) calendar days after the Effective Date, provided, however, that at such time the Holder may enforce its rights to all adjustments hereunder that apply even if the Dilutive Issuance occurred prior to the date that is one hundred eighty (180) calendar days after the Effective Date.

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(f) Notice of Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price as a result of the events described in this Section 1.6, the Borrower shall, at its expense and within one (1) calendar day after the occurrence of each respective adjustment or readjustment of the Conversion Price, compute such adjustment or readjustment and prepare and furnish to the Holder a certificate setting forth (i) the Conversion Price in effect at such time based upon the Dilutive Issuance, (ii) the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon conversion of the Note, (iii) the detailed facts upon which such adjustment or readjustment is based, and (iv) copies of the documentation (including but not limited to relevant transaction documents) that evidences the adjustment or readjustment. In addition, the Borrower shall, within one (1) calendar day after each written request from the Holder, furnish to such Holder a like certificate setting forth (i) the Conversion Price in effect at such time based upon the Dilutive Issuance, (ii) the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon conversion of the Note, (iii) the detailed facts upon which such adjustment or readjustment is based, and (iv) copies of the documentation (including but not limited to relevant transaction documents) that evidences the adjustment or readjustment. For the avoidance of doubt, each adjustment or readjustment of the Conversion Price as a result of the events described in this Section 1.6 shall occur without any action by the Holder and regardless of whether the Borrower complied with the notification provisions in this Section 1.6. To the extent that any notice provided hereunder constitutes, or contains, material, non-public information regarding the Borrower or any of the Subsidiaries, the Borrower shall simultaneously file such notice with the SEC pursuant to a Current Report on Form 8-K.

1.7 Holder’s Conversion Limitations. The Borrower shall not effect any conversion of this Note, and the Holder shall not have the right to convert any portion of this Note, to the extent that after giving effect to the conversion set forth on the applicable Notice of Conversion, the Holder (together with the Holder’s Affiliates, and any other Persons acting as a group together with the Holder or any of the Holder’s Affiliates (such Persons, “Attribution Parties”)) would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder and its Affiliates and Attribution Parties shall include the number of shares of Common Stock issuable upon conversion of this Note with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which are issuable upon (i) conversion of the remaining, unconverted principal amount of this Note beneficially owned by the Holder or any of its Affiliates or Attribution Parties and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Borrower subject to a limitation on conversion or exercise analogous to the limitation contained herein (including, without limitation, any other convertible notes or any warrant) beneficially owned by the Holder or any of its Affiliates or Attribution Parties. Except as set forth in the preceding sentence, for purposes of this Section 1.7, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. To the extent that the limitation contained in this Section 1.7 applies, the determination of whether this Note is convertible (in relation to other securities owned by the Holder together with any Affiliates and Attribution Parties) and of which principal amount of this Note is convertible shall be in the sole discretion of the Holder, and the submission of a Notice of Conversion shall be deemed to be the Holder’s determination of whether this Note may be converted (in relation to other securities owned by the Holder together with any Affiliates or Attribution Parties) and which principal amount of this Note is convertible, in each case subject to the Beneficial Ownership Limitation. To ensure compliance with this restriction, the Holder will be deemed to represent to the Borrower each time it delivers a Notice of Conversion that such Notice of Conversion has not violated the restrictions set forth in this paragraph and the Borrower shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 1.7, in determining the number of outstanding shares of Common Stock, the Holder may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (i) the Borrower’s most recent periodic or annual report filed with the Commission, as the case may be, (ii) a more recent public announcement by the Borrower, or (iii) a more recent written notice by the Borrower or the Borrower’s transfer agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of a Holder, the Borrower shall within one (1) Trading Day confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Borrower, including this Note, by the Holder or its Affiliates since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall be 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of this Note held by the Holder. The Beneficial Ownership Limitation provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 1.7 to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation contained herein or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of this Note.

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1.8 Status as Shareholder. Upon submission of a Notice of Conversion by a Holder, (i) the Conversion Shares covered thereby (other than the Conversion Shares, if any, which cannot be issued because their issuance would exceed such Holder’s allocated portion of the Reserved Amount) shall be deemed converted into shares of Common Stock and (ii) the Holder’s rights as a Holder of such converted portion of this Note shall cease and terminate, excepting only the right to receive certificates for such shares of Common Stock and to any remedies provided herein or otherwise available at law or in equity to such Holder because of a failure by the Borrower to comply with the terms of this Note. Notwithstanding the foregoing, if a Holder has not received certificates for all shares of Common Stock prior to the tenth (10th) Business Day after the expiration of the applicable Deadline with respect to a conversion of any portion of this Note for any reason, then (unless the Holder otherwise elects to retain its status as a holder of Common Stock by so notifying the Borrower) the Holder shall regain the rights of a Holder of this Note with respect to such unconverted portions of this Note and the Borrower shall, as soon as practicable, return such unconverted Note to the Holder or, if the Note has not been surrendered, adjust its records to reflect that such portion of this Note has not been converted. In all cases, the Holder shall retain all of its rights and remedies for the Borrower’s failure to convert this Note.

1.9 Note Obligations Independent from Distribution Obligations. The obligations of the Borrower to pay the Holder all principal, interest and other amounts owing to the Holder under this Note shall be in addition to, and not in substitution for, any obligations of the Borrower and Nascent Pharma, LLC, a Nevada limited liability company (“Nascent”) to pay Distributions (as defined in the Distribution and Assignment Agreement) to the Holder under the Distribution and Assignment Agreement, and any such Distributions (as defined in the Distribution and Assignment Agreement) paid to the Holder pursuant to the Distribution and Assignment Agreement shall be applied towards the Additional Consideration Obligation (as defined in the Distribution and Assignment Agreement) and not to reduce the principal balance or any other obligations of the Borrower outstanding under this Note, or any other promissory note or other instrument issued by the Borrower to the Holder. As used herein, the term “Distribution and Assignment Agreement” means that certain Distribution and Assignment Agreement dated as of October 27, 2023, by and among Nascent, the Borrower and the Holder (as amended, amended and restated, supplemented or otherwise modified from time to time).

ARTICLE II. NEGATIVE COVENANTS

2.1 Other Indebtedness. So long as the Borrower shall have any obligation under this Note, the Borrower shall not incur or suffer to exist or guarantee any indebtedness that is senior to or pari passu in right or priority of payment to the obligations of the Borrower under this Note, or otherwise secured by any assets of the Borrower or any of its Subsidiaries, other than Permitted Indebtedness. As used herein, the term “Permitted Indebtedness” (i) means any indebtedness incurred under or contemplated by the Arena Notes (used herein as defined in the Arena-Walleye Intercreditor Agreement) or any other Arena Transaction Document (used herein as defined in the Arena-Walleye Intercreditor Agreement), which Permitted Indebtedness is subject to terms and provisions of that certain letter agreement, dated as of February 27, 2023, by and among the Borrower, Walleye Opportunities Master Fund Ltd, Arena Special Opportunities Partners I, LP, a Delaware limited partnership (“ASOP I”), Arena Special Opportunities Fund, LP, a Delaware limited partnership (“ASOF”, and together with ASOP I, collectively, the “Arena Purchasers”), and Arena Investors, LP, a Delaware limited partnership (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Arena-Walleye Intercreditor Agreement”), (ii) indebtedness of the Borrower owing to the Holder under that certain Promissory Note of the Borrower in the original principal amount of $1,823,529, dated as of February 27, 2023, issued by the Borrower to Walleye Opportunities Master Fund Ltd (the “February 2023 Secured Walleye Note”), (iii) indebtedness of the Borrower under any Note (as such term is defined in the SPA) issued under the SPA, and (iv) indebtedness of the Borrower owing to the Holder under the Distribution and Assignment Agreement and/or owing to any other parties joined to the Distribution and Assignment Agreement from time to time as additional assignees in accordance with the terms of the Distribution and Assignment Agreement and the SPA.

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2.2 Reserved.

2.3 Distributions on Capital Stock. So long as the Borrower shall have any obligation under this Note, the Borrower shall not without the Holder’s written consent (a) pay, declare or set apart for such payment, any dividend or other distribution (whether in cash, property or other securities) on shares of capital stock other than dividends on shares of Common Stock solely in the form of additional shares of Common Stock or (b) directly or indirectly or through any Subsidiary make any other payment or distribution in respect of its capital stock.

2.4 Restriction on Stock Repurchases and Debt Repayments. So long as the Borrower shall have any obligation under this Note, the Borrower shall not without the Holder’s written consent redeem, repurchase or otherwise acquire (whether for cash or in exchange for property or other securities or otherwise) in any one transaction or series of related transactions any shares of capital stock of the Borrower or any warrants, rights or options to purchase or acquire any such shares, or repay any indebtedness of Borrower (other than the indebtedness of the Borrower owing under this Note, any Note (as such term is defined in the SPA) issued under the SPA, or under the Distribution and Assignment Agreement or any other Transaction Documents) except for (i) pursuant to the terms of the February 2023 Secured Walleye Note, (ii) pursuant to the terms of the Arena Notes as in effect as of February 27, 2023 in accordance with the Walleye-Arena Intercreditor Agreement, (ii) pursuant to the terms of that certain Promissory Note held by Blue Lake dated as of March 22, 2022 (as amended by that certain Amendment #2 to Promissory Note, Amendment to Securities Purchase Agreement, Consent and Waiver Agreement dated as of February 23, 2023 by and between Blue Lake and the Borrower) as in effect as of February 27, 2023, (iii) pursuant to the terms of that certain Promissory Note held by Mast Hill dated as of March 22, 2022 (as amended by that certain Amendment #2 to Promissory Note, Amendment to Securities Purchase Agreement, Consent and Waiver Agreement dated as of February 23, 2023 by and between Mast Hill and the Borrower) as in effect as of February 27, 2023, (iv) regularly scheduled payments of interest and principal with respect to the other indebtedness of the Borrower outstanding as of October 26, 2023 pursuant to the terms of the documents evidencing such indebtedness listed on Schedule 4(y) of the SPA as in effect on October 26, 2023, or (v) pursuant to any provision of any document listed on Schedule 4(y) of the SPA as in effect on October 26, 2023, evidencing indebtedness of the Borrower outstanding as of October 26, 2023 providing for the conversion of such indebtedness into shares of the Borrower’s Common Stock.

2.5 Sale of Assets. So long as the Borrower shall have any obligation under this Note, the Borrower shall not, without the Holder’s written consent, sell, lease or otherwise dispose of any significant portion of its assets outside the ordinary course of business. Any consent by the Holder to the disposition of any assets may be conditioned on a specified use of the proceeds of disposition.

2.6 Advances and Loans; Affiliate Transactions. So long as the Borrower shall have any obligation under this Note, the Borrower shall not, without the Holder’s written consent, lend money, give credit, make advances to or enter into any transaction with any person, firm, joint venture or corporation, including, without limitation, officers, directors, employees, Subsidiaries and affiliates of the Borrower, except loans, credits or advances (a) in existence or committed on the Effective Date and of which the Borrower has informed Holder in writing prior to the Effective Date, (b) in regard to transactions with unaffiliated third parties, made in the ordinary course of business or (c) in regard to transactions with unaffiliated third parties, not in excess of $100,000 in the aggregate of all such transactions. So long as the Borrower shall have any obligation under this Note, the Borrower shall not, without the Holder’s written consent, repay any affiliate (as defined in Rule 144) of the Borrower in connection with any indebtedness or accrued amounts owed to any such party.

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2.7 3(a)(10) Transaction. So long as this Note is outstanding, the Borrower shall not enter into any transaction or arrangement structured in accordance with, based upon, or related or pursuant to, in whole or in part, Section 3(a)(10) of the Securities Act (a “3(a)(10) Transaction”). In the event that the Borrower does enter into, or makes any issuance of Common Stock related to a 3(a)(10) Transaction while this Note is outstanding, a liquidated damages charge of 25% of the outstanding principal balance of this Note, but not less than $25,000, will be assessed and will become immediately due and payable to the Holder at its election in the form of a cash payment or added to the balance of this Note (under Holder’s and Borrower’s expectation that this amount will tack back to the Effective Date).

2.8 Preservation of Business and Existence, etc. So long as the Borrower shall have any obligation under this Note, the Borrower shall not, without the Holder’s written consent, (a) change the nature of its business; (b) sell, divest, change the structure of any material assets other than in the ordinary course of business; (c) enter into a Variable Rate Transaction; or (d) enter into any merchant cash advance transactions. In addition, so long as the Borrower shall have any obligation under this Note, the Borrower shall maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, its existence, rights and privileges, and become or remain, and cause each of its Subsidiaries (other than dormant Subsidiaries that have no or minimum assets) to become or remain, duly qualified and in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary.

2.9 Noncircumvention. The Borrower hereby covenants and agrees that the Borrower will not, by amendment of its Certificate or Articles of Incorporation or Bylaws, or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Note, and will at all times in good faith carry out all the provisions of this Note and take all action as may be required to protect the rights of the Holder.

2.10 Lost, Stolen or Mutilated Note. Upon receipt by the Borrower of evidence reasonably satisfactory to the Borrower of the loss, theft, destruction or mutilation of this Note, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Borrower in customary form and, in the case of mutilation, upon surrender and cancellation of this Note, the Borrower shall execute and deliver to the Holder a new Note.

ARTICLE III. EVENTS OF DEFAULT

3.1 Events of Default. It shall be considered an event of default if any of the following events listed in this Article III (each, an “Event of Default”) shall occur (whatever the reason for such event and whether such event shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

(a) Failure to Pay Principal or Interest. The Borrower fails to pay any Principal Amount hereof and/or interest thereon, in each case when such payment becomes due under this Note, whether at the Maturity Date, upon acceleration or otherwise in accordance with the terms of this Note.

(b) Conversion and the Shares. The Borrower (i) fails to issue Conversion Shares to the Holder (or announces or threatens in writing that it will not honor its obligation to do so) upon exercise by the Holder of the conversion rights of the Holder in accordance with the terms of this Note, (ii) fails to transfer or cause its transfer agent to transfer (issue) (electronically or in certificated form) any certificate for the Conversion Shares issuable to the Holder upon conversion of or otherwise pursuant to this Note as and when required by this Note, (iii) fails to reserve the Reserved Amount at all times, (iv) the Borrower directs its transfer agent not to transfer or delays, impairs, and/or hinders its transfer agent in transferring (or issuing) (electronically or in certificated form) any certificate for the Conversion Shares issuable to the Holder upon conversion of or otherwise pursuant to this Note as and when required by this Note, or fails to remove (or directs its transfer agent not to remove or impairs, delays, and/or hinders its transfer agent from removing) any restrictive legend (or to withdraw any stop transfer instructions in respect thereof) on any certificate for any Conversion Shares issued to the Holder upon conversion of or otherwise pursuant to this Note as and when required by this Note (or makes any written announcement, statement or threat that it does not intend to honor the obligations described in this paragraph) and any such failure shall continue uncured (or any written announcement, statement or threat not to honor its obligations shall not be rescinded in writing) for two (2) Trading Days after the Holder shall have delivered a Notice of Conversion, and/or (v) fails to remain current in its obligations to its transfer agent (including but not limited to payment obligations to its transfer agent). It shall be an Event of Default of this Note, if a conversion of this Note is delayed, hindered or frustrated due to a balance owed by the Borrower to its transfer agent. If at the option of the Holder, the Holder advances any funds to the Borrower’s transfer agent in order to process a conversion, such advanced funds shall be added to the principal balance of the Note.

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(c) Breach of Agreements and Covenants. The Borrower or Nascent breaches any covenant, agreement, or other term or condition contained in the SPA, this Note, any Note (as such term is defined in the SPA), the Distribution and Assignment Agreement, any RRA, or in any other Transaction Document or in any agreement, statement or certificate given in writing pursuant hereto or thereto or in connection herewith or therewith.

(d) Breach of Representations and Warranties. Any representation or warranty of the Borrower or Nascent made in the SPA, this Note, any Note (as such term is defined in the SPA), the Distribution and Assignment Agreement, or in any other Transaction Document, or in any agreement, statement or certificate given in writing pursuant hereto or in connection herewith or therewith shall be false or misleading in any material respect when made and the breach of which has (or with the passage of time will have) a material adverse effect on the rights of the Holder with respect to this Note, any Note (as defined in the SPA), the SPA, the Distribution and Assignment Agreement or any RRA.

(e) Receiver or Trustee. The Borrower, Nascent or any Subsidiary of the Borrower shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business, or such a receiver or trustee shall otherwise be appointed.

(f) Judgments. Any money judgment, writ or similar process shall be entered or filed against the Borrower, Nascent or any Subsidiary of the Borrower or any of its property or other assets for more than $100,000, and shall remain unvacated, unbonded or unstayed for a period of twenty (20) days unless otherwise consented to by the Holder, which consent will not be unreasonably withheld.

(g) Bankruptcy. Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings, voluntary or involuntary, for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Borrower, Nascent or any Subsidiary of the Borrower.

(h) Failure to Comply with the 1934 Act. At any time after the Effective Date, the Borrower shall fail to comply with the reporting requirements of the 1934 Act and/or the Borrower shall cease to be subject to the reporting requirements of the 1934 Act.

(i) Liquidation. Any dissolution, liquidation, or winding up of Borrower, Nascent or any Subsidiary of the Borrower or any substantial portion of its business.

(j) Cessation of Operations. Any cessation of operations by Borrower, Nascent or any Subsidiary of the Borrower or any admission by the Borrower, Nascent or any of Subsidiary of the Borrower that it is otherwise generally unable to pay its debts as such debts become due, provided, however, that any disclosure of the Borrower’s, Nascent’s or any of the Borrower’s Subsidiaries’ ability to continue as a “going concern” shall not be an admission that the Borrower (or any such Subsidiary of the Borrower) cannot pay its debts as they become due.

(k) Maintenance of Assets. The failure by Borrower or Nascent to maintain any material intellectual property rights, personal, real property or other assets which are necessary to conduct its business (whether now or in the future).

(l) Financial Statement Restatement. The restatement of any financial statements filed by the Borrower with the SEC for any date or period from two years prior to the Effective Date of this Note and until this Note is no longer outstanding.

(m) Replacement of Transfer Agent. In the event that the Borrower proposes to replace its transfer agent, the Borrower fails to provide, prior to the effective date of such replacement, a fully executed Irrevocable Transfer Agent Instructions in a form as initially delivered pursuant to the SPA, signed by the successor transfer agent to Borrower and the Borrower.

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(n) Cross-Default. The declaration of an event of default by any lender or other extender of credit to the Borrower under any notes, loans, agreements or other instruments of the Borrower evidencing any indebtedness of the Borrower (including those filed as exhibits to or described in the Borrower’s filings with the SEC), after the passage of all applicable notice and cure or grace periods.

(o) Variable Rate Transactions. The Borrower consummates a Variable Rate Transaction at any time on or after the Effective Date without the prior written consent of the Holder.

(p) Inside Information. Any attempt by the Borrower or its officers, directors, and/or affiliates to transmit, convey, disclose, or any actual transmittal, conveyance, or disclosure by the Borrower or its officers, directors, and/or affiliates of, material non-public information concerning the Borrower, to the Holder or its successors and assigns, which is not immediately cured by Borrower’s filing of a Form 8-K pursuant to Regulation FD on that same date.

(q) Unavailability of Rule 144. If, at any time on or after the date that is six (6) calendar months after the Effective Date, the Holder is unable to (i) obtain a standard “144 legal opinion letter” from an attorney reasonably acceptable to the Holder, the Holder’s brokerage firm (and respective clearing firm), and the Borrower’s transfer agent in order to facilitate the Holder’s conversion of any portion of the Note into free trading shares of the Borrower’s Common Stock pursuant to Rule 144, and/or (ii) thereupon deposit such shares into the Holder’s brokerage account.

(r) Delisting, Suspension, or Quotation of Trading of Common Stock. If, at any time on or after the Effective Date, the Borrower’s Common Stock (i) is suspended from trading, (ii) halted from trading, and/or (iii) fails to be quoted or listed (as applicable) on a Principal Market.

(s) Registration Statement Failures. The Borrower fails to comply with any term or provision set forth in any RRA delivered pursuant to the SPA.

(t) Asset Sales; Fundamental Transactions. Any (i) sale, conveyance or disposition of all or substantially all of the assets of the Borrower, or (ii) consolidation, merger or other business combination of the Borrower with or into any other Person or Persons whereby the Borrower is not the survivor (any such transaction a “Section 1.6 Transaction”), which Section 1.6 Transaction is deemed by the Holder at its option to be an Event of Default pursuant to Section 1.6 of this Note.

3.2 Rights and Remedies Upon an Event of Default.

(a) Upon the occurrence of any Event of Default specified in this Article III, this Note shall become immediately due and payable, and the Borrower shall pay to the Holder, in full satisfaction of its obligations hereunder, an amount equal to the product calculated by multiplying (a) the sum of the Principal Amount then outstanding plus accrued Default Interest through the date of full repayment by (b) 135% (collectively the “Default Amount”), as well as all costs, including, without limitation, legal fees and expenses, of collection, all without demand, presentment or notice, all of which hereby are expressly waived by the Borrower in cash; provided, notwithstanding anything to the contrary set forth herein, that the Holder may, in its sole discretion, determine to accept payment of any obligation of the Borrower payable under this Section 3.2(a) in Common Stock (using the Conversion Price as adjusted pursuant the last sentence of this Section 3.2(a)) or in cash, or in a combination of both Common Stock and cash. The Holder shall be entitled to exercise all other rights and remedies available at law or in equity. Commencing upon the occurrence of any Event of Default, the Principal Amount then outstanding shall bear interest at the rate of the lesser of (i) eighteen percent (18%) per annum and (ii) the maximum amount permitted by law from the due date thereof until the same is paid (“Default Interest”). Default Interest accrued hereunder shall be paid either in cash or in Common Stock, as determined by the Holder in its sole discretion, and shall be computed on the basis of a 365-day year for the actual number of days elapsed. Upon the payment in full of the Default Amount, as well as all costs, including, without limitation, legal fees and expenses, of collection, the Holder shall promptly surrender this Note to or as directed by the Borrower. In connection with such acceleration described herein, the Holder need not provide, and the Borrower hereby waives, any presentment, demand, protest or other notice of any kind, and the Holder may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such acceleration may be rescinded and annulled by Holder at any time prior to payment hereunder and the Holder shall have all rights as a holder of the Note until such time, if any, as the Holder receives full payment pursuant to this Section 3.2. No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon. For the avoidance of doubt, subject to Section 1.6(f), the number of shares of Common Stock issuable to the Holder upon any election of the Holder to accept payment of any obligation of the Borrower payable under this Section 3.2(a) in Common Stock shall be equal to the ratio calculated by dividing (A) the amount in Dollars of such obligation of the Borrower payable under this Section 3.2(a) the payment of which the Holder has elected to accept in Common Stock by (B) the Conversion Price. Additionally, upon the occurrence and continuance of an Event of Default, the Conversion Price shall be adjusted to the lower of (i) the Conversion Price on the date of the Event of Default or (ii) 60% discount to the lowest VWAP of the Borrower’s Common Stock during the five (5) Trading Day period immediately prior to the Conversion Date.

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(b) In case any one or more Events of Default shall occur and be continuing, Holder may proceed to protect and enforce its rights by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or for an injunction against a violation of any of the terms hereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise. In case of a default in the payment of any portion of the Principal Amount, or any interest or other fees due and payable on this Note, Borrower will pay to Holder such further amount as shall be sufficient to cover the reasonable cost and expenses of collection, including, without limitation, reasonable attorneys’ fees, expenses and disbursements. No course of dealing and no delay on the part of Holder in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice Holder’s rights, powers or remedies. No right, power or remedy conferred by this Note upon Holder shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise.

ARTICLE IV. MISCELLANEOUS

4.1 Failure or Indulgence Not Waiver. No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privileges. All rights and remedies of the Holder existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

4.2 Notices. All notices, requests, demands, and other communications provided for hereunder must be in writing and will be deemed to have been duly given and effective on the earliest of: (a) the date of transmission, if such notice or communication is delivered via e-mail prior to 5:30 p.m. (New York City time) on any Business Day; (b) the next Business Day after the date of transmission, if such notice or communication is delivered via e-mail on a day that is not a Business Day or later than 5:30 p.m. (New York City time) on any Business Day; (c) the second Business Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service or (d) upon actual receipt by the party to whom such notice is required to be given, addressed as follows:

If to the Borrower:

CAN B̅ CORP.
960 South Broadway, Suite 120
Hicksville, NY 11801
Attention: Marco Alfonsi
e-mail: info@canbiola.com

If to the Holder:

Walleye Opportunities Master Fund Ltd
2800 Niagara Lane N.
Plymouth, MN 55447
Attention: William England
e-mail: wengland@walleyecapital.com

or as to the Borrower or the Holder, at such other address as shall be designated by such party in a written notice to the other party delivered in accordance with this Section 4.2.

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4.3 Amendments. This Note and any provision hereof may only be amended by an instrument in writing signed by the Borrower and the Holder. The term “Note” and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented.

4.4 Assignability. This Note shall be binding upon the Borrower and its successors and assigns, and shall inure to be the benefit of the Holder and its successors and assigns. The Borrower shall not assign this Note or any rights or obligations hereunder without the prior written consent of the Holder. The Holder may assign its rights hereunder to any “accredited investor” (as defined in Rule 501(a) of the 1933 Act) in a private transaction from the Holder or to any of its “affiliates”, as that term is defined under the 1934 Act, without the consent of the Borrower. Notwithstanding anything in this Note to the contrary, this Note may be pledged as collateral in connection with a bona fide margin account or other lending arrangement. The Holder and any assignee, by acceptance of this Note, acknowledge and agree that following conversion of a portion of this Note, the unpaid and unconverted principal amount of this Note represented by this Note may be less than the amount stated on the face hereof.

4.5 Holder Fees and Expenses. Borrower agrees to pay to Holder, immediately upon written notice from Holder, all actual costs, expenses, disbursements, and legal fees and expenses incurred by Holder in connection with: (a) the collection, attempted collection, or negotiation and documentation of any settlement or workout of any payment due hereunder, and (b) any suit or proceeding whatsoever in regard to this Note or the protection or enforcement of the lien of any instrument securing this Note, including, without limitation, in connection with any litigation, mediation, bankruptcy or administrative proceeding, and including any appellate proceeding or judicial or non-judicial foreclosure proceeding in connection therewith.

4.6 Governing Law; Venue; Waiver of Jury Trial; Attorneys’ Fees. This Note shall be governed by and construed in accordance with the laws of the State of Delaware without regard to principles of conflicts of laws. Any action brought by either party against the other concerning the transactions contemplated by this Note or any other agreement, certificate, instrument or document contemplated hereby shall be brought only in the Court of Chancery of the State of Delaware or, to the extent such court does not have subject matter jurisdiction, the United States District Court for the District of Delaware or, to the extent that neither of the foregoing courts has jurisdiction, the Superior Court of the State of Delaware. The Borrower hereby irrevocably waives any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens. THE BORROWER HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS NOTE OR ANY TRANSACTIONS CONTEMPLATED HEREBY. Each party hereby irrevocably waives personal service of process and consents to process being served in any suit, action or proceeding in connection with this Note or any other agreement, certificate, instrument or document contemplated hereby or thereby by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Note and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law. The prevailing party in any action or dispute brought in connection with this the Note or any other agreement, certificate, instrument or document contemplated hereby or thereby shall be entitled to recover from the other party its reasonable attorneys’ fees and costs.

4.7 Certain Amounts. At any time pursuant to this Note the Borrower is required to pay an amount in excess of the outstanding Principal Amount (or the remaining portion thereof required to be paid at such time pursuant to this Note) plus Default Interest thereon, the Borrower and the Holder agree that the actual damages to the Holder from the receipt of cash payment on this Note may be difficult to determine and the amount to be so paid by the Borrower represents stipulated damages and not a penalty and is intended to compensate the Holder in part for loss of the opportunity to convert this Note and to earn a return from the sale of shares of Common Stock acquired upon conversion of this Note at a price in excess of the price paid for such shares pursuant to this Note. The Borrower and the Holder hereby agree that such amount of stipulated damages is not plainly disproportionate to the possible loss to the Holder from the receipt of a cash payment without the opportunity to convert this Note into shares of Common Stock.

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4.8 Purchase Agreement. The Borrower and the Holder shall be bound by the applicable terms of the SPA and the documents entered into in connection herewith and therewith.

4.9 Notice of Corporate Events. Except as otherwise provided below, the Holder of this Note shall have no rights as a Holder of Common Stock unless and only to the extent that it converts this Note into Common Stock. The Borrower shall provide the Holder with prior notification of any meeting of the Borrower’s shareholders (and copies of proxy materials and other information sent to shareholders). In the event of any taking by the Borrower of a record of its shareholders for the purpose of determining shareholders who are entitled to receive payment of any dividend or other distribution, any right to subscribe for, purchase or otherwise acquire (including by way of merger, consolidation, reclassification or recapitalization) any share of any class or any other securities or property, or to receive any other right, or for the purpose of determining shareholders who are entitled to vote in connection with any change in control or any proposed liquidation, dissolution or winding up of the Borrower, the Borrower shall mail a notice to the Holder, at least twenty (20) days prior to the record date specified therein (or thirty (30) days prior to the consummation of the transaction or event, whichever is earlier), of the date on which any such record is to be taken for the purpose of such dividend, distribution, right or other event, and a brief statement regarding the amount and character of such dividend, distribution, right or other event to the extent known at such time. The Borrower shall make a public announcement of any event requiring notification to the Holder hereunder substantially simultaneously with the notification to the Holder in accordance with the terms of this Section 4.9.

4.10 Remedies. The Borrower acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder, by vitiating the intent and purpose of the transaction contemplated hereby. Accordingly, the Borrower acknowledges that the remedy at law for a breach of its obligations under this Note will be inadequate and agrees, in the event of a breach or threatened breach by the Borrower of the provisions of this Note, that the Holder shall be entitled, in addition to all other available remedies at law or in equity, and in addition to the penalties assessable herein, to an injunction or injunctions restraining, preventing or curing any breach of this Note and to enforce specifically the terms and provisions thereof, without the necessity of showing economic loss and without any bond or other security being required.

4.11 Construction; Headings. This Note shall be deemed to be jointly drafted by the Borrower and all the Holder and shall not be construed against any person as the drafter hereof. The headings of this Note are for convenience of reference and shall not form part of, or affect the interpretation of, this Note.

4.12 Usury. To the extent it may lawfully do so, the Borrower hereby agrees not to insist upon or plead or in any manner whatsoever claim, and will resist any and all efforts to be compelled to take the benefit or advantage of, usury laws wherever enacted, now or at any time hereafter in force, in connection with any action or proceeding that may be brought by the Holder in order to enforce any right or remedy under this Note. Notwithstanding any provision to the contrary contained in this Note, it is expressly agreed and provided that the total liability of the Borrower under this Note for payments which under the applicable law are in the nature of interest shall not exceed the maximum lawful rate authorized under applicable law (the “Maximum Rate”), and, without limiting the foregoing, in no event shall any rate of interest or default interest, or both of them, when aggregated with any other sums which under the applicable law in the nature of interest that the Borrower may be obligated to pay under this Note exceed such Maximum Rate. It is agreed that if the maximum contract rate of interest allowed by applicable law and applicable to this Note is increased or decreased by statute or any official governmental action subsequent to the Effective Date, the new maximum contract rate of interest allowed by law will be the Maximum Rate applicable to this Note from the effective date thereof forward, unless such application is precluded by applicable law. If under any circumstances whatsoever, interest in excess of the Maximum Rate is paid by the Borrower to the Holder with respect to indebtedness evidenced by this the Note, such excess shall be applied by the Holder to the unpaid principal balance of any such indebtedness or be refunded to the Borrower, the manner of handling such excess to be at the Holder’s election.

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4.13 Severability. In the event that any provision of this Note is invalid or unenforceable under any applicable statute or rule of law (including any judicial ruling), then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of this Note.

4.14 Terms of Future Financings. So long as this Note is outstanding, upon any issuance by the Borrower or any of its subsidiaries of any security, or amendment to a security that was originally issued before the Effective Date, with any term that the Holder reasonably believes is more favorable to the holder of such security or with a term in favor of the holder of such security that the Holder reasonably believes was not similarly provided to the Holder in this Note, then (i) the Borrower shall notify the Holder of such additional or more favorable term within one (1) Business Day of the issuance and/or amendment (as applicable) of the respective security, and (ii) such term, at Holder’s option, shall become a part of the transaction documents with the Holder (regardless of whether the Borrower complied with the notification provision of this Section 4.14). The types of terms contained in another security that may be more favorable to the holder of such security include, but are not limited to, terms addressing prepayment rate, interest rates, and original issue discounts. Notwithstanding the foregoing, the Holder may only enforce its rights under this Section 4.14 after the date that is one hundred eighty (180) calendar days after the Effective Date, provided, however, that at such time the Holder may enforce its rights to all adjustments hereunder that apply even if such adjustment was triggered or such issuance occurred prior to the date that is one hundred eighty (180) calendar days after the Effective Date.

4.15 Right of First Refusal. If at any time while this Note is outstanding, the Borrower has a bona fide offer of capital or financing from any third party that the Borrower intends to act upon, then the Borrower must offer such opportunity on the same terms as such third party’s terms by providing written notice of the offer (an “Offer Notice”) concurrently to the Holder, the Arena Purchasers, Mast Hill Fund, L.P., a Delaware limited partnership (“Mast Hill”), Blue Lake Partners, LLC, a Delaware limited liability company (“Blue Lake”), and Fourth Man, LLC, a Nevada limited liability company (“Fourth Man”), subject to the terms of this Section 4.15. As used in this Section 4.15, the term “Offerees” shall mean, collectively, (i) the Holder, (ii) the Arena Purchasers (jointly), (iii) Mast Hill, (iv) Blue Lake and (v) Fourth Man, and, each individually an “Offeree”; provided for the avoidance of doubt that for purposes of this Section 4.15, the Arena Purchasers shall be considered to be a single Offeree. Within five (5) Business Days after receipt of an Offer Notice by any Offeree (the “Offer Response Period”), such Offeree shall notify the Borrower in writing (an “Offer Response Notice”) of such Offeree’s election to either (A) provide such capital or financing to the Borrower on the same terms as such third party’s terms (including without limitation matching the aggregate principal amount of such capital or financing proposed to be provided to the Borrower by such third party) or (B) waive such Offeree’s right to provide such capital or financing to the Borrower on the same terms as such third party’s terms. If any Offeree fails to deliver an Offer Response Notice to the Borrower prior to the end of the Offer Response Period, time being of the essence, then such Offeree shall be deemed to have elected option (B) above. In the event (x) more than one Offeree elects to provide such capital or financing to the Borrower on the same terms as such third party’s terms pursuant to Offer Response Notices sent by each such Offeree to the Borrower within the Offer Response Period, then each such Offeree shall provide a portion of such capital or financing to the Borrower pro rata in proportion to the respective ROFR Units (as defined below) of such Offerees, and in all other respects on the same terms as such third party’s terms, (y) only one Offeree elects to provide such capital or financing to the Borrower on the same terms as such third party’s terms pursuant to an Offer Response Notice sent by such Offeree to the Borrower within the Offer Response Period, then such Offeree shall provide (and none of the other Offerees shall have the right to provide) such capital or financing to the Borrower on the same terms as such third party’s terms (including without limitation matching the aggregate principal amount of such capital or financing proposed to be provided to the Borrower by such third party), or (z) none of the Offerees elect to provide such capital or financing to the Borrower on the same terms as such third party’s terms pursuant to an Offer Response Notice sent to the Borrower within the Offer Response Period, then the Borrower may obtain such capital or financing from such third party, provided the Borrower obtains such capital or financing from such third party upon the exact same terms and conditions set forth in the Offer Notice. If none of the Offerees elects to provide such capital or financing to the Borrower on the same terms as such third party’s terms pursuant to an Offer Response Notice sent to the Borrower within the Offer Response Period, and the Borrower does not receive the capital or financing from such third party in accordance with the foregoing clause (z) within thirty (30) days after the date of the last Offer Notice, so long as this Note remains outstanding at such time, the Borrower must again offer the capital or financing opportunity on the same terms as such third party’s terms by providing written notice of the offer concurrently to each of the Offerees pursuant to a further Offer Notice as described above, and the process detailed above shall be repeated. All Offer Notices required to be sent to the Holder under this Section 4.15 must be sent via electronic mail to wengland@walleyecapital.com. For purposes of allocating the opportunity to provide the capital or financing to the Borrower on the same terms as the applicable third party’s terms to the applicable Offerees under clause (x) of the fourth sentence of this Section 4.15, the Offerees shall be and hereby are allocated units (with respect to each Offeree, such Offeree’s “ROFR Units”) representing the Offerees’ respective rights in connection with any such allocation of the opportunity, with such ROFR Units being allocated to the Offerees in the following amounts: (i) to the Holder, 2,149,706 ROFR Units, (ii) to the Arena Purchasers (as a single Offeree), 3,900,000 ROFR Units, (iii) to Mast Hill, 367,500 ROFR Units, (iv) to Blue Lake, 262,500 ROFR Units, and (v) to Fourth Man, 156,525 ROFR Units.

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4.16 Dispute Resolution. In the case of a dispute as to the determination of the Conversion Price, the number of Conversion Shares issuable upon any Conversion, any prepayment amount or Default Amount, the closing bid price, or fair market value (as the case may be) or the arithmetic calculation of the Conversion Price, the number of Conversion Shares issuable upon any Conversion, the applicable prepayment amount(s) or Default Amount (as the case may be), the Borrower or the Holder shall submit the disputed determinations or arithmetic calculations via facsimile (i) within one (1) Trading Day after receipt of the applicable notice giving rise to such dispute to the Borrower or the Holder or (ii) if no notice gave rise to such dispute, at any time after the Holder learned of the circumstances giving rise to such dispute. If the Holder and the Borrower are unable to agree upon such determination or calculation within one (1) Trading Day of such disputed determination or arithmetic calculation (as the case may be) being submitted to the Borrower or the Holder, then the Borrower shall, within one (1) Trading Day, submit (a) the disputed determination of the Conversion Price, the closing bid price, or fair market value (as the case may be) to an independent, reputable investment bank selected by the Borrower and approved by the Holder or (b) the disputed arithmetic calculation of the Conversion Price, the number of Conversion Shares issuable upon any Conversion or any prepayment amount or Default Amount, to an independent, outside accountant selected by the Holder that is reasonably acceptable to the Borrower. The Borrower shall cause at its expense the investment bank or the accountant to perform the determinations or calculations and notify the Borrower and the Holder of the results no later than one (1) Trading Day from the time it receives such disputed determinations or calculations. Such investment bank’s or accountant’s determination or calculation shall be binding upon all parties absent demonstrable error.

4.17 Remedies, Characterizations, Other Obligations, Breaches, and Injunctive Relief. The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the Holder’s right to pursue actual and consequential damages for any failure by the Borrower to comply with the terms of this Note. The Borrower covenants to the Holder that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments and the like (and the computation thereof) shall be the amounts to be received by the Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Borrower (or the performance thereof). The Borrower acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Borrower therefore agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any such breach or any such threatened breach, without the necessity of showing economic loss and without any bond or other security being required. The Borrower shall provide all information and documentation to the Holder that is reasonably requested by the Holder to enable the Holder to confirm the Borrower’s compliance with the terms and conditions of this Note.

4.18 Disclosure. Upon receipt or delivery by the Borrower of any notice in accordance with the terms of this Note, unless the Borrower has in good faith determined that the matters relating to such notice do not constitute material, nonpublic information relating to the Borrower or its subsidiaries, the Borrower shall (i) within two (2) Business Days following any such receipt of a notice by the Borrower hereunder or (ii) immediately upon any such delivery of a notice by the Borrower hereunder, publicly disclose such material, nonpublic information on a Current Report on Form 8-K pursuant to Regulation FD. In the event that the Borrower believes that any such notice contains material, non-public information relating to the Borrower or its subsidiaries, the Borrower so shall indicate to the Holder contemporaneously with delivery of such notice, and in the absence of any such indication, the Holder shall be allowed to presume that all matters relating to such notice do not constitute material, nonpublic information relating to the Borrower or its subsidiaries.

[signature page follows]

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IN WITNESS WHEREOF, the Borrower has caused this Consolidated Amended and Restated Promissory Note to be signed in its name by its duly authorized officer as of the date first written above.

BORROWER:

CAN B̅ CORP.

By:	/s/ Marco Alfonsi
Name:	Marco Alfonsi
Title:	Chief Executive Officer

Acknowledged and agreed to as of

the date first set forth above:

HOLDER:

WALLEYE OPPORTUNITIES MASTER FUND LTD

By:	/s/ William England
Name:	William England
Title:	Chief Executive Officer of the Manager

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ANNEX A-1 - NOTICE OF CONVERSION

The undersigned hereby elects to convert $______________ in outstanding principal amount of the Note (defined below) into that number of shares of Common Stock to be issued pursuant to the conversion of the Note (“Common Stock”) as set forth below, of CAN B̅ CORP., a Florida corporation (the “Borrower”), according to the conditions of the Consolidated Amended and Restated Promissory Note of the Borrower dated as of October 27, 2023 (the “Note”), as of the Conversion Date set forth below. No fee will be charged to the Holder for any conversion, except for transfer taxes, if any. Capitalized terms used but not defined herein shall have the meaning given to such terms in the Note.

Box Checked as to applicable instructions:

☐	The Borrower shall electronically transmit the Common Stock issuable pursuant to this Notice of Conversion to the account of the undersigned or its nominee with DTC through its Deposit Withdrawal Agent Commission system (“DWAC Transfer”).

Name of DTC Prime Broker:
Account Number:

☐	The undersigned hereby requests that the Borrower issue a certificate or certificates for the number of shares of Common Stock set forth below (which numbers are based on the Holder’s calculation attached hereto) in the name(s) specified immediately below or, if additional space is necessary, on an attachment hereto:

Conversion Date:	________________________

Converted Principal Amount (set forth above):	$________________________
Applicable Conversion Price:	$________________________
Number of Shares of Common Stock to be
issued pursuant to this Conversion of the
Note:	________________________
Principal Amount due remaining under the
Note after this Conversion:	$________________________

By:
Name:
Title:
Date:

[Signature Page to Annex A-1 – Notice of Conversion]

ANNEX A-2 - NOTICE OF CONVERSION

Reference is made to that certain Consolidated Amended and Restated Promissory Note dated as of October 27, 2023 (the “Note”) of CAN B̅ CORP., a Florida corporation (the “Borrower”). Capitalized terms used but not defined herein shall have the meaning given to such terms in the Note. No fee will be charged to the Holder for any conversion of the Note, except for transfer taxes, if any. The undersigned hereby elects to convert, by Conversion as of the Conversion Date set forth below, $_____________ (such amount, the “Total Default Obligations Converted Amount”) in obligations outstanding of the Borrower under Section 3.2(a) of the Note consisting of:

(a) Default Amount being converted:	$___________________
Principal Amount of Note being converted (included in calculation of Default Amount being converted:	$___________________
Default Interest to be converted (included in calculation of Default Amount being converted):	$___________________
(b) Costs, including without limitation legal fees and expenses, of collection, being converted:	$___________________

Total Default Obligations Converted Amount (add lines (a) and (b) above):	$___________________

Conversion Date:	______________________

Total Default Obligations Converted Amount (set forth above):	$___________________
Applicable Conversion Price:	$___________________
Number of Shares of Common Stock to be issued pursuant to this Conversion of the Total Default Obligations Converted Amount:	___________________
___________________
(a) Default Amount due remaining under the Note after this Conversion:	$___________________
Principal Amount due remaining under the Note after this Conversion (included in calculation of Default Amount remaining due under the Note after this Conversion):	$___________________
Default Interest due remaining under the Note after this Conversion (included in calculation of Default Amount remaining due under the Note after this Conversion):	$___________________
(b) Costs, including without limitation legal fees and expenses, of collection, due remaining under the Note after this Conversion:	$___________________
Total obligations of the Borrower under Section 3.2(a) of the Note due remaining due after this Conversion (add lines (a) and (b) above):	$___________________

[form continues on following page]

[Signature Page to Annex A-2 – Notice of Conversion]

Box Checked as to applicable instructions:

☐	The Borrower shall electronically transmit the Common Stock issuable pursuant to this Notice of Conversion to the account of the undersigned or its nominee with DTC through its Deposit Withdrawal Agent Commission system (“DWAC Transfer”).

Name of DTC Prime Broker:
Account Number:

☐	The undersigned hereby requests that the Borrower issue a certificate or certificates for the number of shares of Common Stock set forth below (which numbers are based on the Holder’s calculation attached hereto) in the name(s) specified immediately below or, if additional space is necessary, on an attachment hereto:

By:
Name:
Title:
Date:

[Signature Page to Annex A-2 – Notice of Conversion]